(COMPANY LOGO HERE)

FOR IMMEDIATE RELEASE -- November 10, 1995


CONTACT:       Clifford R. Borland
               President and Chief Executive Officer
               NS Group, Inc.
               (606) 292-6809

              NS GROUP ANNOUNCES FISCAL 1995 RESULTS

     Newport, Kentucky -- NS Group, Inc. announced today the results for its fiscal year ended September 30, 1995. Net sales for fiscal 1995 were $371.4 million, compared to fiscal 1994 net sales of $303.4 million. The Company reported a loss before extraordinary charge of $5.1 million, or a $.36 loss per share, versus net income of $13.2 million, or $.96 per share, for fiscal 1994. Fiscal 1994 net income includes a one time, after-tax gain of approximately $21.5 million, or $1.56 per share, related to the sale of Kentucky Electric Steel Corporation ("KES") and income of $1.7 million, or $.12 per share, related to a change in accounting principle, both of which were recorded in the first fiscal quarter. Excluding these items, the Company incurred a net loss of $10.0 million, or a $.72 loss per share, for fiscal 1994.

     For the fourth quarter of fiscal 1995, net sales were $86.0 million, compared to fiscal 1994 net sales of $84.6 million. For the same periods, the Company reported a loss before extraordinary charge of $6.1 million, or a $.44 loss per share, versus a net loss of $1.0 million, or a $.07 loss per share.

     The Company incurred an extraordinary charge of $5.2 million, or $.38 per share, in the fourth quarter of fiscal 1995 as a result of prepayment penalties and the write-off of unamortized debt issuance costs incurred in connection with a fourth quarter debt refinancing. As a result, the Company incurred a net loss of $10.3 million and $11.3 million for the 1995 fiscal year and fourth quarter, respectively, or a $.74 and $.82 loss per share, respectively. Earnings before interest, taxes, depreciation and amortization ("EBITDA") was $31.1 million for fiscal 1995 versus $21.6 million for fiscal 1994 (excluding the gain on the sale of KES) and $0.8 million for the fourth quarter of fiscal 1995 versus $7.5 million for the comparable quarter of a year ago.

     The first quarter and fiscal year periods of fiscal
     1995 and 1994 are 14 and 13 week and 53 and 52 week periods, respectively.


     C. R. Borland, President and Chief Executive Officer of NS Group commented, "The completion of fiscal 1995 marks the end of a year of significant change for the Company. The successful refinancing of a majority of the Company's indebtedness in the fourth fiscal quarter substantially enhances liquidity, reduces principal payments for the next five years, improves cash flow and allows us to more aggressively pursue our capital expenditure plans. For the fiscal year, net sales increased over 22% from fiscal 1994 on the strength of improved steel product shipments and pricing, while operating income increased from $0.7 million in fiscal 1994 to $7.8 million for fiscal 1995. In addition, as we begin the new year, demand for the Company's seamless tubular products is at an all-time high."

     Mr. Borland further noted, "Results for the fiscal 1995 fourth quarter were within the range previously announced by the Company on October 24, 1995. While we are extremely disappointed with the financial results stemming from the operational problems experienced in the fourth quarter, we believe the majority of the problems are behind us and we continue to address remaining issues as we begin the new fiscal year. We continue to remain optimistic and enthusiastic with regard to fiscal 1996."

     NS Group, Inc. is a holding company that owns four operating subsidiaries: Newport Steel Corporation, a manufacturer of welded tubular steel products and hot rolled coils; Koppel Steel Corporation, a manufacturer of seamless tubular steel products, special bar quality products and semi-finished steel products; Erlanger Tubular Corporation, a processor of tubular products; and Imperial Adhesives, Inc., a manufacturer of industrial adhesives products. NS Group, Inc.'s common stock (symbol: NSS) is traded on the New York Stock Exchange.

          NS GROUP, INC. AND SUBSIDIARIES
          Summarized Financial Data
          (In thousands, except per share data)

                     Three Months Ended  Fiscal Year Ended(1)
                      09/30/95 09/24/94  09/30/95  09/24/94

     Net sales     $  86,004   $ 84,602  $ 371,352 $ 303,380

     Operating
     income(loss)     (4,190)     1,966      7,806       689

     Gain on sale
     of subsidiary         -          -          -    21,528

     Income (loss)
     before extraor-
     dinary item
     and change in
     accounting
     principle        (6,107)      (960)    (5,056)   11,493

     Extraordinary
     item, net of
     taxes            (5,200)         -     (5,200)        -


     Change in
     accounting
     principle             -          -          -     1,715

     Net income
     (loss)          (11,307)      (960)   (10,256) 3,208(2)

     Per common
     share:

     Income (loss)
     before
     extraordinary item
     and change in
     accounting
     principle         $(.44)     $(.07)    $(.36)   $  .84

     Extraordin-
     ary item           (.38)         -      (.38)        -

     Change in
     accounting
     principle             -          -         -       .12

     Net income
     (loss)            $(.82)     $(.07)    $(.74)  $ .96(2)


     Weighted
     average
     shares
     outstanding      13,809      13,809    13,809    13,789

     EBITDA(3)      $    812    $  7,492 $  31,141  $ 21,566

     (1) The Company's fiscal year ends on the last Saturday of September. The first quarter and fiscal year periods of fiscal 1995 and 1994 were 14 and 13 week and 53 and 52 week periods, respectively.
     (2) Excluding the after-tax gain of $21.5 million on the sale of Kentucky Electric Steel Corporation and the change in accounting principle of $1.7 million, the Company incurred a net loss of $10.0 million, or a $.72 loss per share.

     (3) Represents earnings before interest, taxes, depreciation and amortization, and is calculated as income before extraordinary items and the cumulative effect of a change in accounting principle plus interest expense, taxes, depreciation and amortization. For the fiscal 1994 period, the calculation excludes the one-time gain on the sale of Kentucky Electric Steel Corporation.